Exhibit 10.1

August 17, 2022

Dear Kurt:

Re:Special Performance Bonus

We are pleased to inform you that, in consideration of your services to CalAmp Corp. (the “Company”), the Company’s Board of Directors has determined that you are eligible to participate in a special performance bonus program, as further described in this letter (this “Letter”).  Capitalized but undefined terms contained in this Letter are defined in that certain Executive Employment Agreement by and between you and the Company, dated November 5, 2021, as amended from time to time (the “Employment Agreement”).

Special Performance Bonus.  Given your key role in the Company, we would like to reward you with a one-time, special cash bonus in an amount equal to $150,000 (the “Performance Bonus”).  The Performance Bonus will be paid to you on or within 15 days following the filing of the Company’s annual report on Form 10-K with respect to the fiscal year ending February 28, 2023, but no later than May 31, 2023.  Except as set forth in the following paragraph, payment of the Performance Bonus will be subject to your continued employment through February 28, 2023 and the satisfaction of the performance conditions set forth on Exhibit A attached hereto.

If your employment is terminated prior to February 28, 2023 by the Company without Cause or by you for Good Reason (each, a “Qualifying Termination”), then the Company will pay the Performance Bonus to you within 30 days following your employment termination date; provided, that it shall be a condition to your right to receive the Performance Bonus in connection with a Qualifying Termination that you execute and deliver to the Company within 21 days (or 45 days, if required by applicable law) following your employment termination date, and do not revoke, a general release of claims in form and substance reasonably acceptable to the Company.

Taxes.  The Company may withhold from any amounts payable under this Letter such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

Incorporation by Reference.  Sections 6(d)(ii), 6(g), 10(b), 10(d), 10(e), 11 and 12 of the Employment Agreement are hereby incorporated herein by reference and shall apply, mutatis mutandis, to the provisions set forth herein.

Miscellaneous.  This Letter shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Letter are not part of the provisions hereof and shall have no force or effect.  This Letter may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  This Letter, together with the Employment Agreement, constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof, and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

[Signature Page Follows]

August 22, 2022

IN WITNESS WHEREOF, the parties hereto have caused this Letter to be executed as of the date first written above.

CALAMP CORP.
a Delaware corporation

By:	/s/ Jeffery Gardner

Name:	Jeffery R. Gardner

Title:	President & CEO

The undersigned hereby accepts, acknowledges and agrees to all the terms and provisions of this Letter:

/s/ Kurtis Binder

Kurtis Binder

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